Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Hayden - IR 646-415-8972/646-536-7331 rob@haydenir.com / brett@haydenir.com

Ormat Technologies Announces Closing of a Follow-On Sale of 36.75% Equity Interest in the Second Phase of the Don A. Campbell Geothermal Power Plant to Northleaf for $44.2 million

RENO, Nev. November 23, 2016 - Ormat Technologies, Inc. (NYSE: ORA) today announced that its wholly-owned subsidiary, Ormat Nevada Inc. (Ormat), closed a follow-on equity transaction with Northleaf Capital Partners (Northleaf).

Northleaf purchased a 36.75% equity interest in the second phase of the Don A. Campbell power plant for a purchase price of $44.2 million. The 20.5 MW second phase of the Don A. Campbell geothermal power plant commenced operation in September 2015 and sells its electricity to Southern California Public Power Authority under a 20-year Power Purchase Agreement. Following the closing, the power plant was contributed to the existing ORPD joint venture, as agreed upon under the terms of ORPD's limited liability company agreement executed by Ormat and Northleaf on April 30, 2015. The purchase price of $44.2 million implies a total transaction value of approximately $120 million and represents approximately 11.5x multiple on the second phase of Don A. Campbell’s 2016 estimated EBITDA and adjusted EBITDA.

“The successful monetization of the second phase of Don A. Campbell power plant validates the excellent relationship we have established with Northleaf, and demonstrates that Northleaf continues to see value in acquiring equity interests in our plants,” commented Isaac Angel, Chief Executive Officer, Ormat. “The performance of ORPD's existing portfolio, as well as the new addition of Don A. Campbell 2, are in line with the parties' expectations, and we expect to achieve additional milestones that will benefit both Ormat and Northleaf. The proceeds from this transaction will further strengthen our balance sheet and support our expansion plans and future strategic opportunities.”

“We are delighted to have successfully completed our planned acquisition of Don A. Campbell 2, broadening our existing ORPD joint venture alongside our partner Ormat, a world leader in geothermal development and operations,” said Olivier Laganière, Vice President, Northleaf. “This transaction is an example of Northleaf’s strategy of investing in proven, conservatively-positioned contracted assets in OECD jurisdictions alongside like-minded operating partners, thereby providing our investors with the potential for long-term, stable returns.”

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 72 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 450 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 710 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, and Kenya.

About Northleaf Capital Partners

Northleaf Capital Partners is a leading independent global private equity, infrastructure and private credit manager, with $9 billion in commitments under management on behalf of public, corporate and multi-employer pension plans, university endowments, foundations, financial institutions and family offices. Northleaf’s global infrastructure program pursues direct investments in mature, conservatively-positioned infrastructure assets in developed markets.

Northleaf’s 85-person team, located in Toronto, London, Chicago, and Menlo Park, is focused exclusively on sourcing, evaluating and managing private markets investments globally. Northleaf currently manages six global private equity funds, a specialist private equity secondary fund, two infrastructure funds, a private credit fund and a series of customized investment mandates tailored to meet the specific needs of institutional investors and family offices. For more information on Northleaf, please visit www.northleafcapital.com.

For further information, please contact:

Jeff Pentland

Managing Director

+1 416 477 6165

Jeff.pentland@northleafcapital.com

Olivier Laganière

Vice President

+1 416 477 6713

olivier.laganiere@northleafcapital.com

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends and include, specifically, the statements related to 2016 estimated EBITDA and adjusted EBITDA for the second phase of Don A Campbell. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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